EXHIBIT 14.1

Policy:	Code of Ethics Policy

Date:	April 30, 2024

1.	PURPOSE AND CONTENTS

General

This section outlines the Bank Holding Company’s Code of Ethics Policy. GBank Financial Holdings Inc. (the “Bank Holding Company”) is committed to assisting all in determining what appropriate personal and professional ethics is and reaffirms the Bank Holding Company’s policies of ethical conduct which is in compliance with all state and federal laws. This policy applies to all directors, officers and employees (referenced throughout this policy as “individuals of the Bank Holding Company”) of the Bank Holding Company.

Topics covered in this policy are:

1. PURPOSE AND CONTENTS	1
2. GENERAL POLICIES	1
3. RESPONSIBILITY AS AN INVESTOR OWNED CORPORATION	5
4. PERSONAL CONDUCT	7
5. CONFLICT OF INTEREST	8
6. CONFIDENTIAL INFORMATION	11
7. FIDELITY COVERAGE	11
8. OBEYING LAWS AND REGULATIONS	12
9. COMPETITION AND FAIR DEALING	13
10. DIRECTORS OR OFFICERS IN OUTSIDE COMPANIES	13
11. MEMBERSHIP IN CIVIC, CHARITABLE OR POLITICAL ORGANIZATIONS	14
12. OUTSIDE EMPLOYMENT	16
13. ADVICE TO CUSTOMERS	17
14. LENDING RELATIONSHIPS AND PROHIBITED LENDING PRACTICES	17
15. GIFTS, GRATUITIES, AND OTHER PAYMENTS	18
16. SOLICITATION POLICY	19
17. SPEECHES AND ARTICLES FOR PUBLICATION	20
18. SOCIAL MEDIA AND NETWORKING ACCESS, USE AND BEHAVIOR STANDARDS	20
19. WHISTLEBLOWER POLICY	24
20. AUDIT POLICY	26
21. STAFF TRAINING	27
22. RETENTION OF DOCUMENTATION	27

Effective Date

All employees of the Bank Holding Company must comply with the terms of this policy immediately. Departments must modify systems, processes and procedures, if necessary, to comply with the terms of this policy immediately.

2.	GENERAL POLICIES

General

All directors, officers and employees of the Bank Holding Company have certain responsibilities that directly and indirectly reflect upon the reputation and successful business operation of the Bank Holding Company. The most important personal aspect of the Bank Holding Company is the trust and confidence of its customers and shareholders. With this same basic principal in mind, all individuals of the Bank Holding Company must ensure that honesty and integrity are among the Bank Holding Company’s highest priorities.

The Bank Holding Company recognizes that this policy may not cover every ethical issue that may arise. It is intended to establish basic principles to guide individuals of the Bank Holding Company (each of whom must read, understand and adhere to its directives), and conduct themselves accordingly to avoid any appearance of impropriety. In the event a law conflicts with this policy, the law takes precedence. However, if a local custom or policy conflicts with this policy, this policy takes precedence.

Page 1 of 27

Policy:	Code of Ethics Policy

Date:	April 30, 2024

The following sections in this policy are to assist all individuals of the Bank Holding Company in determining what is appropriate personal and professional ethics and reaffirms the Bank Holding Company’s policies of ethical conduct. The foundation of the Bank Holding Company’s code of ethics consists of basic standards of business, as well as personal conduct that demonstrate the following:

1.	Honesty and candor in Bank Holding Company activities, including complying with our core values, as well as all legal requirements.
2.	Integrity of personal and profession business practices to create opportunities through the use of corporate assets in the Bank Holding Company’s name.
3.

Treating one another with respect, dignity and in a professional and business-like manner in order to value the diversity of the Bank Holding Company’s workforce, customers and communities in which it serves.

4.	Accepting accountability for ethical decisions and actions and reporting concerns or observed violations.
5.

Compliance with the Gramm-Leach-Bliley Act (GLBA) of 1999 which requires the Bank Holding Company to have administrative, technical and physical safeguards for sensitive customer information against unauthorized access, modification, destruction or disclosure.

6.	Records and accounting information must be accurate and maintained by the Bank Holding Company with reliability, integrity and be reflected in a timely manner.
7.	Compliance with all internal control procedures established by the Bank Holding Company for the safeguarding of assets and proper reporting and disclosure of financial information.
8.	Respond honestly and candidly when dealing with the Bank Holding Company's independent and internal auditors, regulators and legal counsel.
9.

Avoidance of conflicts between personal interests and the interests of the Bank Holding Company, self-dealing, or even the appearance of such conflicts in addition to adherence to the Federal Bank Bribery law.

10.	Compliance with laws and regulations.
11.	Conduct pre-employment and contractor background screening as a risk focused approach based upon the position and responsibilities.
12.

Monitor internal controls against self-serving practices and conflicts of interest to identify operational weaknesses and to ensure corrective action and compliance with laws, regulations and internal policies.

13.	Maintain a “Whistleblower Policy” for employees, suppliers, third party service providers and customers to report questionable activity.
14.	Monitor compliance with this and other related policies, including the provision that any violators are subject to specific and appropriate actions to deter wrongdoing and promote accountability.
15.	Conduct periodic training of the directives of this policy to ensure information is relayed to all Bank Holding Company staff.
16.	Maintenance of this policy to encompass new business activities.

At the Bank Holding Company’s discretion and judgment, the Bank Holding Company may revise, withdraw or add any rules, policies, or procedures at any time in order to maintain safe and efficient operation of the Bank Holding Company. Officers and employees should be aware that a violation of rules, policies, or procedures provides a basis for disciplinary action which may include termination.

In all situations, including those where there are no applicable legal principals or the law is unclear or in conflict, all individuals of the Bank Holding Company are expected to conduct themselves in such a manner that can be supported by the Bank Holding Company, and to exercise good judgment in the discharge of their responsibilities.

Page 2 of 27

Policy:	Code of Ethics Policy

Date:	April 30, 2024

Employer Responsibility

The Bank Holding Company pledges all employees fair treatment, career opportunities, and good working conditions, including pay and benefits. In return, it expects from all employees conscientious and professional work, high ethical standards, and observance of such special restrictions as may be required because of the fiduciary nature of an activity. Specifically, the Bank Holding Company, as an employer:

1.

Seeks to promote equality of employment and career advancement, opportunity, and to eliminate influences of bias based on any legally-recognized basis, including, but not limited to: veteran status, uniformed service member status, race, (including traits historically associated with race, such as hair texture and protective hairstyles), color, religion, sex, sexual orientation, gender identity, age (40 and over), pregnancy (including childbirth, lactation and related medical conditions), national origin or ancestry, citizenship status, physical or mental disability, genetic information (including testing and characteristics) or any other consideration protected by federal, state or local law.

2.	Maintains ongoing affirmative action programs and expects supervisors and other employees to comply fully with these programs.
3.	Makes demonstrated ability and qualifications the primary basis of selection and promotion.
4.	Recognizes that the dignity and individuality of each employee is entitled to respect by other employees.
5.	Provides appropriate training, educational and other opportunities for employees and encourages them to develop their skillset.
6.	Attempts to make the best use of each employee’s abilities when assigning duties, giving consideration to employee satisfaction and morale, as well as to efficiency and cost.
7.

Encourages timely, candid and relevant exchange of information and an open minded attitude to provide a free and open channel of communication, assures fair and equitable treatment of all employees, and creates an atmosphere of understanding, cooperation and mutual trust.

8.	Safeguards the privacy of its employees and confidentiality of employee records by:
A.	Advising employees of all files maintained on them;
B.	Relating the purpose for which the data contained in the files is collected, and only those authorized to use a file may do so;
C.	Not disclosing or using information contained in a file for other than legitimate Bank Holding Company purposes without the permission of the employee;
D.	Maintaining current and correct data in employee files; and
E.	Offering inspection or correction of information in an employee’s file excluding confidential letters of recommendation, material relating to other employees, and audit material.

Code of Ethics Administration

The Board of Directors’ Audit Committee is responsible for originating, implementing and enforcing this policy for executive officers and directors. The Executive Management is responsible for the operational administration of the directives of this policy for officers and employees of the Bank Holding Company. The Audit Committee and Executive Management (as the case may be) is responsible for conducting policy related training, maintaining all policy related records, and investigating and resolving all policy related matters. Policy related matters are any questions regarding the scope of this policy or compliance herewith, including any violations or alleged violations of any provision of the policy.

All individuals of the Bank Holding Company are required to make reports of any policy related matter to the Chairman of the Board or the Chairman of the Audit Committee.

It is the responsibility of the Executive Management and any corporate official to promptly review all reports of policy related matters. This action shall include conferring with the appropriate officers of the Bank Holding Company or corporation to determine if the requested transaction or other matter complies with all applicable laws, regulations and policies. If deemed necessary, the advice of the Bank Holding Company’s legal counsel may be sought in making any determination. In any respect, Executive Management or corporate official is to promptly advise the person making the report as to the determination of the issue.

It is the responsibility of Executive Management or corporate official to promptly investigate all violations or alleged violations of any provision of this policy, including concerns regarding internal accounting controls, questionable accounting or auditing matters. When appropriate, Executive Management or corporate official is to promptly report any policy violation to the Audit Committee and/or the Chairman of the Board, with recommendations for resolution, in accordance with the investigation and referral procedures. Such resolution may involve disciplinary actions or other sanctions, including termination of employment, and the Bank Holding Company will take all reasonable steps to respond to any offense and prevent its recurrence.

Page 3 of 27

Policy:	Code of Ethics Policy

Date:	April 30, 2024

Refer to the Whistleblower Policy topic of this policy for detailed guidance.

Employee and Contractor Background Check Requirements

The Bank Holding Company has implemented an effective criminal pre-employment background check program to provide the Bank Holding Company with a degree of certainty that the information provided by applicants is true and correct. The Bank Holding Company’s screening process is designed to:

1.	Reduce turnover by verifying that a potential employee has the requisite skills, certification, license or degree for the position;
2.	Deter theft and embezzlement; and
3.	Prevent litigation over hiring practices.

In addition, the Bank Holding Company requires employment contractors to be subject to screening procedures similar to those used for potential employees.

Use of Company Assets and Expenses

All individuals of the Bank Holding Company are required to protect the Bank Holding Company’s assets, ensuring they are used efficiently and only for legitimate business purposes. Theft, carelessness, and waste have a direct impact on the Bank Holding Company’s profitability. Any suspected incident of fraud or theft is to be immediately reported for investigation. Such assets include, but are not limited to, capital, facilities, equipment, proprietary information, technology, business plans, ideas for new products and services, trade secrets, inventions, copyrightable materials and customer lists.

1.	Bank Holding Company Funds. Individuals of the Bank Holding Company entrusted with Bank Holding Company funds are personally responsible for the handling of those funds.
2.	Physical Assets. Individuals of the Bank Holding Company entrusted with use of the Bank Holding Company’s physical assets (such as computer equipment, corporate credit cards, telephones and office supplies) must protect them from loss, damage, misuse or theft. These assets are to be used only to conduct Bank Holding Company business and for purposes authorized by management.
3.	Information Technology. The Bank Holding Company’s information systems, such as Internet access, e-mail and software programs are vital to conducting business and accordingly are to be used only for business purposes. Using the Internet for non-business purposes is inappropriate, including sites that provide inappropriate, hate or adult content, of which are strictly prohibited. All data stored in the computer system, such as data files or word processing documents, is to be treated as proprietary information.
4.	Expenses. All individuals of the Bank Holding Company are expected to report all business related expenses, purchases and travel accurately and honestly. All expenditures must be ordinary and necessary to accomplish expected business purposes and must include required approvals and be in accordance with existing expense policies.
5.	Proprietary Information. The obligation of individuals of the Bank Holding Company to protect the Bank Holding Company’s assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and product ideas, designs, databases, records, customer lists, customer trade data, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Bank Holding Company policy, and may be illegal and result in civil or even criminal penalties.

Purchase of Assets from the Bank Holding Company

Individuals of the Bank Holding Company are eligible to bid on miscellaneous items (e.g., computer equipment, furniture, fixtures, etc.), repossessed and foreclosed properties, or any other properties as described owned by the Bank Holding Company when such items are available for sale. Bids will be based on the guidelines enforced by the Bank Holding Company.

Page 4 of 27

Policy:	Code of Ethics Policy

Date:	April 30, 2024

Discrimination and Anti-Harassment Policy

It is the objective of the Bank Holding Company to ensure that all individuals of the Bank Holding Company work in an environment free from all forms of discrimination and harassment. It is the policy of the Bank Holding Company to prohibit the act of discrimination or harassment.

Health and Safety

The Bank Holding Company strives to provide individuals of the Bank Holding Company with a safe and healthful work environment. All individuals of the Bank Holding Company have a responsibility for maintaining a safe and healthy workplace for everyone by following safety and health rules set by state and federal health and safety agencies and reporting accidents, injuries and unsafe equipment.

Enforcement

Changes to this policy require approval by the Board of Directors of the Bank Holding Company. Changes in operating procedures, standards, guidelines and technologies, provided they are consistent with this policy, may be authorized by Executive Management.

The Board of Directors has the authority to approve this policy, and annually approves the merit thereafter. Executive Management is responsible for ensuring the directives are implemented and administered in compliance with the approved policy.

The primary responsibility for enforcement of this policy and its operating procedures rests with Executive Management and the individuals of the Holding Company.

No part of this policy or its supporting operating procedures should be interpreted as contravening or superseding any other legal and regulatory requirements placed upon the Bank Holding Company. Protective measures should not impede other legally mandated processes such as records retention or subpoenas. Any conflicts should be submitted immediately to Executive Management for further evaluation and/or subsequent submission to the Bank Holding Company’s legal counsel.

Exceptions to Policy

Requests for exceptions to this policy must be very specific and may only be granted on specific items, rather than to entire sections. Individuals of the Bank Holding Company requesting exceptions are to communicate their requests by submitting an internal memorandum for consideration by Executive Management.

Any waiver of this Code for or changes to this policy that apply to executive officers, including principal officers, or directors may be made only by the Board of Directors and will be promptly disclosed to the Bank Holding Company’s shareholders and otherwise as required by law, regulation or rule of the SEC or of the New York Stock Exchange.

3.	RESPONSIBILITY AS AN INVESTOR OWNED CORPORATION

Introduction

The Board of Directors is responsible for the governance of the corporation and the Bank Holding Company, respectively, and for the determination of corporate policy. A fundamental objective of this policy is to assure that the entire organization remains responsive to the community it serves and is legally and ethically bound to operate in a safe and sound manner. As such, directors and officers of the corporation and the Bank Holding Company have a fiduciary responsibility to ensure that the corporation and the Bank Holding Company operate in a safe and sound manner and to avoid unsafe and unsound practices.

Day-to-day management authority is delegated to Executive Management. These factions, in turn, may further delegate both authority and accountability through an organizational structure which specifies clear reporting relationships, authority levels, and decision making procedures. This managerial structure provides an essential system of accountability and responsibility.

Page 5 of 27

Policy:	Code of Ethics Policy

Date:	April 30, 2024

The Board of Directors is responsible for overseeing management plans, reviewing management performance, and when necessary, to resolve conflicting interests. The following guidelines covering the Board of Directors and its members are intended to aid with compliance obligations.

Corporate Governance Guidelines

1.	Ensure that the Board of Directors carries out its counseling and oversight functions objectivity.
2.

The Bank Holding Company will seek to attract and retain as directors outstanding individual who play important roles in the development of sound corporate policy, including anticipation of the impact of those policies upon the Bank Holding Company’s clients.

3.	Nomination committee selection of candidates to the Board of Directors to further assure independent and objective supervision of the operations of the corporation and the Bank Holding Company.
4.	Directors must discharge their duties in the best interest of all shareholders and other clients and without influence of conflicting obligations and loyalties.
5.

Each director must devote adequate time to carry out the expanding number of duties required by law and the complexities of modern business. Each director must assume those responsibilities with full recognition of the time and attention necessary to represent the shareholders, to weigh the consequences of corporate activities for the Bank Holding Company’s many clients, and to provide management with counsel as well as oversight in the development and the implementation of corporate policy.

6.	Directors must be prepared to accept public disclosure of their attendance records at board and committee meetings, their dealings with the corporation, and their affiliation with others.

Functioning of the Board

The Board of Directors must assure itself that management addresses corporate problems in an open and candid manner, within the law, and with an understanding of the effect of corporate activities upon relevant clients. This strong board committee system is essential for an effective board and a successful corporate decision making process.

Board committees are to act to assure continuing and comprehensive board oversight of management and to provide the full board with the continuing opportunity to appraise the quality of management.

Integrity of Accounting and Records

Records and accounting information must be honest, accurate and maintained by the Bank Holding Company with reliability, integrity and be reflected in a timely manner to make responsible business decisions and also to provide an accurate accounting of the Bank Holding Company’s performance to shareholders, regulators, depositors and employees. The Bank Holding Company requires full, fair, accurate, timely and understandable disclosure in all reports and documents. It is against Bank Holding Company policy for any individual of the Bank Holding Company to attempt to improperly influence or mislead accountants preparing our annual audited financial statements. The Bank Holding Company requires that its financial and other reporting fairly represents the overall financial condition of the Bank Holding Company, including results of its operations and cash flows, and that it complies in all material respects with applicable law, governmental rules and regulations, including generally accepted accounting principles and applicable rules of the Bank Holding Company regulators. The Bank Holding Company has implemented controls and procedures to ensure that its public disclosures are timely, compliant and otherwise full, fair, accurate and understandable. In this respect, it is the responsibility of all individuals of the Bank Holding Company to comply with all internal control procedures established by the Bank Holding Company for the safeguarding of assets and proper reporting and disclosure of financial information.

Page 6 of 27

Policy:	Code of Ethics Policy

Date:	April 30, 2024

To assure the absolute integrity of such information:

1.

Management is to meet with the Board of Directors, Executive Management, accounting staff, and others involved in the reporting process to discuss their comments on the draft report, document, or public information.

2.	Disclosure controls and related procedures and processes are to be maintained to ensure that material information is included in each report, document, or public communication in a timely fashion.
3.	All entries to corporate books must be prepared with scrupulous accuracy and shall be consistent with the highest standards of accounting practice.
4.

No false or artificial entries shall be made in any books or records of the Bank Holding Company, and no individual of the Bank Holding Company shall engage in any arrangement that results in such entries.

5.

No payment on behalf of the Bank Holding Company shall be approved or any transaction made with the intention or understanding that part or all of such payment will be used for any purpose other than that described by the documents supporting it.

6.	Any individual of the Bank Holding Company having information or knowledge of any unrecorded fund or asset or any prohibited act shall promptly report such activity to Executive Management.
7.	No fund, asset, or liability of the Bank Holding Company shall, under any circumstances or for any purpose, be concealed or hidden.
8.

Full cooperation with the Bank Holding Company’s internal audit procedures and Audit Committee is imperative to determine whether any weaknesses or concerns with respect to internal controls have been identified. Questions are to be answered honestly and candidly with the Bank Holding Company’s independent and internal auditors, regulators and legal counsel. Omissions, or false or misleading statements to auditors are considered to constitute a falsification of records and are grounds for dismissal.

9.

No individual of the Bank Holding Company is to interfere with the audit process, the authority of which is derived from, and is the ultimate responsibility of, the Chairman of the Audit Committee. Any information that might compromise the integrity of the Bank Holding Company’s financial reports, disagreements on accounting matters and violations of this portion of the policy are to be brought to the attention of the Audit Committee.

Deliberate or willful violations of existing policies for ensuring accurate and timely records and accounting information may result in disciplinary actions.

4.	PERSONAL CONDUCT

General

All individuals of the Bank Holding Company should always be mindful of the Bank Holding Company’s position and reputation in the community. Since the success of any Bank Holding Company operation depends on public trust, it is extremely important that all individuals of the Bank Holding Company conduct personal matters in such a way as to avoid discredit or embarrassment to themselves or to the Bank Holding Company. Personal behavior and appearance should, likewise, be governed by both common sense and good taste. All individuals of the Bank Holding Company are expected to provide complete and truthful information in dealing with the Bank Holding Company.

While conducting Bank Holding Company business or representing the Bank Holding Company, all individuals of the Bank Holding Company are expected to conduct themselves in a nondiscriminatory manner with Bank Holding Company customers, vendors, employees, and the general public. The Bank Holding Company’s policy prohibits discriminatory conduct due to race, age, color, religion, national origin, sex, veteran status, disability, or any other basis protected by federal, state, or local law. Discriminatory behavior not only is illegal, but it also diminishes good customer, vendor, and employee relations, all of which are essential to the success of the Bank Holding Company.

All individuals of the Bank Holding Company may not illegally use, possess or sell prescription or illegal drugs on Bank Holding Company property, nor work under the influence of such substances. However, the prescribed use and possession of legally obtained drugs is not prohibited. With the same respect, individuals of the Bank Holding Company may not use or possess alcohol while conducting Bank Holding Company business.

Page 7 of 27

Policy:	Code of Ethics Policy

Date:	April 30, 2024

Financial Responsibility

All individuals of the Bank Holding Company are expected to demonstrate an ability to manage personal finances properly so as not to reflect negatively on the Bank Holding Company, particularly the intelligent use of credit. All individuals of the Bank Holding Company are responsible for meeting their financial obligations on time and maintain a good credit rating.

Imprudent personal financial management can affect job performance and reflects poorly on the ability to perform responsibilities of a financial nature.

Acting as an accommodation of co-signer or guarantor for others can be a risky practice and often results in the accommodating co-signer or guarantor having to pay the obligation. As such, all individuals of the Bank Holding Company should not assume co-signer or guarantor responsibilities unless it is determined that the individual is in a position to pay the entire obligation upon demand, and that there is no conflict of interest with the Bank Holding Company. In addition, individuals of the Bank Holding Company are prohibited from borrowing from or lending personal funds to other individuals of the Bank Holding Company, customers or suppliers.

Personal Investments

All individuals of the Bank Holding Company, by the very nature of their positions, must be particularly cautious regarding investments which may appear improper to customers, supervisory authorities or the public. As such, Executive Management is to be consulted when an individual is considering any investments of questionable propriety.

All individuals of the Bank Holding Company should avoid entering into transactions where it may appear that the individual will benefit improperly from the relationship with the Bank Holding Company or violate the individual’s fiduciary responsibilities. This also applies to investments by members of the individual’s immediate family.

While a complete list of such matters is not practicable, all individuals of the Bank Holding Company must refrain from directly or indirectly owning or purchasing any of the following:

1.

Real or personal property in which the Bank Holding Company intends to obtain ownership interest (i.e., through purchase, foreclosure or repossession, or in a fiduciary capacity). This does not include any of the Bank Holding Company’s fleet automobiles or surplus personal property to individuals of the Bank Holding Company, as long as the sale is in accordance with the Bank Holding Company’s established practices. Although individuals of the Bank Holding Company may purchase such property if it is offered through a third party to the general public, it is against Bank Holding Company policy for executive officers (as defined by Regulation O, “Loan to Executive Officers, Directors and Principal Shareholders of Member Banks”) to do so.

2.	Stocks, bonds or other securities:
A.	Pledged to the Bank Holding Company as collateral.
B.	Sold by the Bank Holding Company in a fiduciary capacity.
C.	Issued by any entity indebted to the Bank Holding Company (except securities which are publicly traded).
3.

Stock of any business or financial institution, in anticipation of its merger with or acquisition by the Bank Holding Company. Investment in stock of any financial institution, even though made in good faith and without prior inside knowledge, should be given careful consideration because of the possible adverse publicity to the Bank Holding Company in the event of a subsequent merger with, or acquisition by the Bank Holding Company.

4.	Trust deeds, mortgages or chattel mortgages that are a lien against property in which the Bank Holding Company has a security interest.
5.	An interest in a company for which an individual of the Bank Holding Company is an account officer or in which the individual has access to information which is not generally available to the public.

5.	CONFLICT OF INTEREST

Corporate Policy

In general, a conflict of interest occurs when an individual of the Bank Holding Company’s private interest interferes in any way (or even appears to interfere) with the interests of the Bank Holding Company as a whole. A conflict situation can arise when an individual of the Bank Holding Company takes action(s) or interest(s) that may make it difficult to perform work objectively and effectively. Conflicts of interest may also arise when an individual of the Bank Holding Company or a member of their family receives improper personal benefits as a result of their position at the Bank Holding Company. Loans to, other than those made in the ordinary course of business, or guarantees of obligation of, individuals of the Bank Holding Company and their family members may also create a conflict of interest.

Page 8 of 27

Policy:	Code of Ethics Policy

Date:	April 30, 2024

All individuals of the Bank Holding Company have a duty of loyalty, which means that the well-being of the Bank Holding Company must be held to the utmost priority in connection with all business transactions. As such, all individuals of the Bank Holding Company are expected to make business decisions on behalf of the Bank Holding Company free from conflicting outside interests, such as working for, or being a consultant to, a competitor, customer or supplier. It is against Bank Holding Company policy to foster personal or business interests (or those of others with whom such persons have a personal or business relationship) at the expense of the Bank Holding Company. Such conflicts can undermine the public confidence in the Bank Holding Company. The best way is to avoid any direct or indirect business connection with the Bank Holding Company’s competitors, customers or suppliers, except on the Bank Holding Company’s behalf. In the event an individual of the Bank Holding Company is asked to serve as a director of another corporation or governmental agency, they must seek advance approval from Executive Management and/or the Board of Directors.

The appearance of a conflict of interest may be just as damaging to the Bank Holding Company’s reputation as a real conflict of interest and may be difficult to discern. Individuals of the Bank Holding Company are expected to objectively assess their actions periodically to determine whether a reasonable, disinterested observer (such as a customer, a supplier, a shareholder, an acquaintance, or a government official) would have any grounds to believe:

1.	The confidential nature of account relationships has been breached;
2.	Fiduciary responsibilities have been handled in a less than prudent manner;
3.	Business has been completed with the Bank Holding Company only on the basis of friendships, family ties, gift receiving or giving, or to obtain favor with special interest groups;
4.

The Bank Holding Company’s name is used as leverage by individuals of the Bank Holding Company to enhance their own opportunities when dealing with others in their political, investment, or retail purchasing activities; or

5.	The needs of the shareholders and public are not considered in making business decisions.

A potential conflict exists whenever an individual of the Bank Holding Company has an outside interest, direct or indirect, which conflicts with their duty to the Bank Holding Company or adversely affects judgment in the discharge of responsibilities to the Bank Holding Company.

It is the responsibility of all individuals of the Bank Holding Company to recognize and avoid conflicts of interests. Accordingly, no individual of the Bank Holding Company may initiate any transaction involving the Bank Holding Company in which that individual may personally gain (whether directly or indirectly). However, it is not a violation of this policy for the Board of Directors (in the case of potential conflicts involving directors or executive officers) or for management (in the case of any other potential conflict), as the case may be, to initiate a transaction in which an individual of the Bank Holding Company may stand to gain, as long as the procedures for resolving conflicts or potential conflicts of interest outlined below are fulfilled. In addition, it is not a violation of this policy for an individual of the Bank Holding Company to initiate a deposit relationship with, or request a loan from, any of the affiliates of the corporation for that person’s direct or indirect benefit or for the benefit of an affiliated entity provided that:

1.	The deposits:
A.	Have been and will be made in the ordinary course of business; and
B.	Have been and will be made on substantially the same terms, including interest rates, as those prevailing at the time for comparable transactions with unrelated persons.

2.	The loans:
A.	Have been and will be made in the ordinary course of business;
B.

Have been and will be made on substantially the same terms, including interest rates and collateral on the loans, as those prevailing at the time for comparable transactions with unrelated persons; and

C.

In the opinion of management, do not and will not involve more than the normal risk of collectability or present other unfavorable features, and the procedures for resolving conflicts or potential conflicts of interest are fulfilled.

It is the responsibility of the Audit Committee to resolve any conflict or potential conflict of interest issue that may arise involving a director or any executive officer. If the conflict of interest relates to any member of the Audit Committee, the conflicted person shall remove themself from all discussions relating to a resolution. The Chief Executive Officer, or a senior officer designated by the Chief Executive Officer, will resolve any conflict of interest issue involving any other employee.

Page 9 of 27

Policy:	Code of Ethics Policy

Date:	April 30, 2024

In the event a potential conflict of interest does arise involving an officer or employee, its nature and extent is to be fully disclosed immediately in writing to Executive Management who, after making a thorough review of the circumstances, will determine appropriate action to be taken.

Fiduciary Appointments

Individuals of the Bank Holding Company must not accept appointment as personal representative, trustee, co-trustee or other fiduciary position, unless the will or trust agreement involves the individual’s family relationship. Nor shall such individual accept a legacy under the will or trust agreement of a Bank Holding Company customer with whom the individual has dealt, unless a family relationship exists. There may be specific circumstances which warrant exceptions to this. All exceptions are to be approved in writing by Executive Management and/or Audit Committee.

Directors who serve in a fiduciary role in their professional capacity are encouraged to avail themselves of Bank Holding Company services, keeping in mind that their responsibility lies in representing their client’s best interest ahead of the Bank Holding Company’s in any such dealings.

Beneficiary or Legacy

Individuals of the Bank Holding Company must report any gift of a beneficial interest or legacy under will or trusts of customers of the Bank Holding Company, other than a relative, at such time as the individual learns of the designation to Executive Management and/or Audit Committee. The objective of such a notification requirement is to allow for consideration of all of the facts in each case to make certain there are no real conflicts of interest and that a reasonable, disinterested third party could not allege a conflict of interest upon the individual in receipt of this benefit. If this reporting requirement results in a decision that a real or apparent conflict exists or could exist, the individual will be expected to make every effort to be relieved of the expectation of benefit and will probably be required to renounce the gift should it come to the individual by operation of law.

If a beneficial interest or legacy becomes payable to an individual of the Bank Holding Company by reason of death of a customer or otherwise, and the early notification procedure set forth above has not been followed, ordinarily the individual will be required to renounce the gift unless there is a showing that the individual’s relationship with the settler or testator predated significantly either the individual’s hiring by the Bank Holding Company or the initiation of business with the Bank Holding Company by the settler or testator.

Self-Dealing

Individuals of the Bank Holding Company are prohibited from taking for themselves personally opportunities that are discovered through the use of Bank Holding Company property, information, or position. As such, it is against Bank Holding Company policy that an individual of the Bank Holding Company may use such property, information, or position for personal gain, and no individual of the Bank Holding Company may compete with the Bank Holding Company directly or indirectly. Individuals of the Bank Holding Company owe a duty to the Bank Holding Company to advance its legitimate interests when the opportunity to do so arises.

All individuals of the Bank Holding Company have a duty to protect and promote the best interests of the Bank Holding Company and refrain from engaging in competitive business conduct, such as taking advantage of a business opportunity for their own, or for another person’s, personal profit or benefit when the opportunity is within the corporate powers of the Bank Holding Company or when the opportunity is of present or potential practical advantage to the Bank Holding Company (i.e., the Bank Holding Company is currently engaged in such activity or the activity is under consideration by the Bank Holding Company). If an individual of the Bank Holding Company engages in such an opportunity before the Bank Holding Company has considered and rejected it and authorized that person’s utilization of the opportunity, the Bank Holding Company may (in addition to other disciplinary action) claim the benefit of the transaction or business.

Page 10 of 27

Policy:	Code of Ethics Policy

Date:	April 30, 2024

Individuals of the Bank Holding Company are prohibited from:
1.

Owning any interest in another company or business which might materially benefit by an action or decision consummated by such an individual of the Bank Holding Company on behalf of the Bank Holding Company;

2.

Soliciting for themselves or for a third party (other than the Bank Holding Company itself) anything of value from anyone in return for any business, service or confidential information of the Bank Holding Company,

3.	Representing the Bank Holding Company in any transaction with a person or organization in which the individual has a direct interest or from which benefits may be derived; and
4.

Accepting anything of value (other than bona fide salary, wages and fees) from anyone in connection with the business of the Bank Holding Company, either before or after a transaction is discussed or consummated.

Any significant interest, defined as 10% or more of an outstanding class of debt or equity, in a company or business having a Bank Holding Company relationship with the Bank Holding Company, whether or not the individual of the Bank Holding Company deals with that particular company, must be reported by the individual in writing to the Chief Executive Officer within 30 days. No supplier of the Bank Holding Company shall hold or acquire any interest in such business unless the securities representing such interest are widely held (i.e., traded on the national exchange or in the over the counter market). Bank Holding Company employees must disclose all potential conflicts of interest, including those in which they have been inadvertently placed due to either business or personal relationships with customers, suppliers, business associates, or competitors of the Bank Holding Company.

Individuals of the Bank Holding Company must never use their position with the Bank Holding Company to influence public officials or others for personal benefit or for the benefit of another party. Likewise, employment with the Bank Holding Company should not be used as leverage to gain favors from customers or suppliers.

Signing on Customers’ Accounts

To avoid the appearance of a conflict, all individuals of the Bank Holding Company are prohibited from being an authorized signatory on customer accounts, have access to their safe deposit boxes, or otherwise represent customers. This does not include situations where individuals of the Bank Holding Company act in an ownership capacity or act because of a close family relationship.

6.	CONFIDENTIAL INFORMATION

General

During the course of performing Bank Holding Company related duties, all individuals of the Bank Holding Company may hear or acquire a great deal of confidential information about the Bank Holding Company, present and prospective customers, suppliers, shareholders and other staff members. That information must be held in the strictest of confidence during the term of the individual’s employment and after termination for any reason. It is to be used solely for corporate purposes and never for personal gain. Under no circumstances should such information be transmitted to persons outside the Bank Holding Company, including family or associates, or to other individuals of the Bank Holding Company (unless they have a specific need to know information to discharge their duties). The only exceptions to this policy would be routine credit inquiries, information released in the normal course of business (i.e., for the negotiation of checks), disclosures required by legal process, and information authorized for release by customers.

Disclosure of Corporate News and Information

Financial information about the Bank Holding Company is not to be released to anyone unless it is included in a published report or otherwise made generally available to the public. Individuals of the Bank Holding Company with questions concerning the disclosure of confidential information should be referred to the Chief Executive Officer.

7.	FIDELITY COVERAGE

All individuals of the Bank Holding Company must be covered by the Bank Holding Company’s fidelity bond. The Bank Holding Company will not continue to employ anyone who ceases to be eligible for coverage.

Coverage under the terms of the Bank Holding Company’s fidelity bond ceases for anyone who has been found to commit a dishonest or fraudulent act. Obviously, this includes the misappropriation of money or other property. It also includes the misposting of accounts to favor oneself or another, the kiting of checks, the making of false entries, records or reports, and the deliberate misrouting of checks to delay payment.

Page 11 of 27

Policy:	Code of Ethics Policy

Date:	April 30, 2024

8.	OBEYING LAWS AND REGULATIONS

General

The Bank Holding Company and its officers and employees may be subject to penalties if they violate any laws. It is important that all individuals of the Bank Holding Company be familiar with and comply with the laws and regulations governing the Bank Holding Company in addition to how they relate to daily work requirements and professional responsibilities, including knowing when to seek guidance from a higher authority. Therefore, all individuals of the Bank Holding Company carry out their responsibilities in accordance with applicable laws, regulations and policy statements, including all applicable federal and state criminal laws governing fraud, bribery, embezzlement, conversion and conflicts of interest, in addition to conducting their business affairs consistent with applicable safety and soundness standards and other requirements. Compliance with laws and regulations is everyone’s responsibility. Individuals of the Bank Holding Company who knowingly commit illegal acts could be subject to disciplinary action which may include termination.

It is the responsibility of individuals of the Bank Holding Company to report all instances of known or suspected illegal activity on the part of any officer, employee, agent or customer of the Bank Holding Company. If it is uncertain as to the propriety of an individual’s actions, contact Executive Management and/or Audit Committee to obtain clarification. Individuals of the Bank Holding Company must promptly notify Executive Management and/or Audit Committee if it is suspected that an officer, employee, agent, or customer has committed an illegal act or the discovery of any circumstances which suggest that a crime has been committed. Failure to report suspected illegal activities properly as outlined in this policy may subject that officer or employee to disciplinary action including, if appropriate, termination. The Bank Holding Company is required by law to report violations of criminal laws to state and/or federal law enforcement agencies.

Bank Holding Company policy prohibits any form of retaliatory action toward an individual of the Bank Holding Company who notifies the Bank Holding Company of a suspected illegal act or participates in the investigation of a complaint.

Dishonest and fraudulent acts by Bank Holding Company officers and employees are crimes under federal and state law, and may be punishable by fines and/or imprisonment. Examples of activities prohibited by law include:

1.

Accepting anything of value (except an individual’s salary or other compensation paid or sanctioned by the Bank Holding Company) in connection with the business of the Bank Holding Company. Refer to the Gifts, Gratuities, and Other Payments from Customers section of this policy for a detailed description.

2.	Stealing, embezzling or misapplying corporate funds or assets.
3.	Using threats, physical force or other unauthorized means to collect money.
4.	Issuing unauthorized obligations (such as certificates of deposit, notes, mortgages or commitments) or making false entries.
5.	Unless specifically permitted by law, making a loan or giving a gift to a regulator who has the authority to examine the Bank Holding Company.
6.	Using a computer to gain unauthorized access to customer records.
7.	Concealing or misapplying Bank Holding Company assets.
8.

Loaning funds to, or depositing funds with third parties with the understanding, express or implied, that the party receiving such funds will make a loan or pay any consideration to the officer or employee.

9.

Compensating others by way of undisclosed or secret payments with the intent to influence, seek or retain business for the Bank Holding Company, including the secret or illegal payments (whether in the form of kickbacks, bribes or other payments) to obtain a benefit for the Bank Holding Company or individual of the Bank Holding Company.

10.	Lavish or overly frequent entertainment expenditures for clients or prospects, third party service providers, and other associates.
11.	Business decisions that are solely based on an inappropriate influence by any unrelated interest.

Page 12 of 27

Policy:	Code of Ethics Policy

Date:	April 30, 2024

Refer to the Whistleblower Policy section of this policy for a detailed explanation.

Money Laundering Activities/Bank Secrecy Act

Individuals of the Bank Holding Company are required to adhere to the provisions of the Bank Secrecy Act. Individuals of the Bank Holding Company need to “know their customer” and be alert to the dangers to the Bank Holding Company should it, even unwillingly, become involved in receiving or laundering proceeds of crimes. Regulators require Bank Holding Companies to report any known or suspected criminal activity, such as the laundering of monetary instruments or structuring of transactions to avoid Bank Secrecy Act requirements.

9.	COMPETITION AND FAIR DEALING

General

The Bank Holding Company’s overall corporate strategy is to outperform its competition fairly and honestly through competitive advantages and superior performance. It is against Bank Holding Company policy to attempt to win or retain business relationships based on unethical or illegal business practices or activities. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. All individuals of the Bank Holding Company are required to respect the rights of, and to deal fairly with, the Bank Holding Company’s customers, suppliers, competitors and employees. No individual of the Bank Holding Company is to take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair dealing practice.

Anti-Competitive Activities

Federal law prohibits any combination, conspiracy or agreement among competitors to restrict or prevent competition. A violation of the law can occur through a formal or informal agreement between the Bank Holding Company and a competitor to:

1.	Fix prices;
2.	Allocate markets or customers; or
3.	Refuse to deal with particular suppliers or customers.

All individuals of the Bank Holding Company in contact with the Bank Holding Company’s competitors must avoid any agreements with them (or even circumstances that might give the appearance of such agreements) relating to how the Bank Holding Company conducts its business. All individuals of the Bank Holding Company should especially be careful at social or professional meetings. Discussions or exchanges of information relating to competitive matters (i.e., cost, pricing, or strategy) must be carefully avoided.

Questions concerning antitrust issues are to be directed to Executive Management and/or Audit Committee.

Purchasing of Supplies

Individuals of the Bank Holding Company who may procure supplies for the company are required to be objective and fair with suppliers and employ professional business practices when selecting sources, in negotiations, in awarding business and in the administration of purchasing activities. Although striving to attain a good relationship with a supplier is favorable, it is inappropriate to create an impression that a supplier has a “friend” at the Bank Holding Company and can therefore exert special influence.

10.	DIRECTORS OR OFFICERS IN OUTSIDE COMPANIES

When an individual of the Bank Holding Company serves on the board or is an officer of a non-affiliated business corporation, there is a potential for a conflict of interest to arise between the business, its shareholders, and the Bank Holding Company. Therefore, it is the responsibility of such an individual to disclose any of their business relationships or financial interests in entities or any of their transactions in which the Bank Holding Company is involved in writing to Executive Management. From time to time, it may be in the Bank Holding Company’s best interest to have an officer or employee serve as a director or have another legitimate relationship with a client, insured entity, or supplier. Any such relationship should always be disclosed to management prior to its commencement and is to receive explicit approval in advance.

Page 13 of 27

Policy:	Code of Ethics Policy

Date:	April 30, 2024

Unless specifically approved by Executive Management and/or Board of Directors, no officer or employee shall serve as an officer or director for any non-Bank Holding Company entity which:

1.	Competes with the Bank Holding Company;
2.	Is in substantial default to the Bank Holding Company on any loan, contract, or other obligation; or 3. Is involved in a substantial controversy or litigation with the Bank Holding Company.

Individuals of the Bank Holding Company may own securities in publicly traded companies or municipal entities who are competitors or clients when such an interest is not material in terms of the total outstanding stock, or to the individual’s net worth.

No individual of the Bank Holding Company having lending authority shall have any financial interest in a borrower with whom the officer or employee conducts Bank Holding Company business. Individuals of the Bank Holding Company must not borrow from suppliers, agents or customers of, or applicants for credit from, the Bank Holding Company or the corporation, unless such suppliers, agents, customers or applicants for credit are in the business of lending money and any such loan is made on terms and conditions available to the general public and not on special or advantageous terms.

All individuals of the Bank Holding Company serving in such capacities at the request of the Bank Holding Company may only be covered to a limited extent by the Bank Holding Company’s Director and Officer Liability Insurance Policy. Under these circumstances, any individual of the Bank Holding Company considering such service should confirm that adequate liability insurance is maintained by the business organization for the individual’s protection and/or that the organization has taken appropriate action to indemnify its officers and directors to the extent permitted by law.

If a Director or Bank Holding Company officer does hold a position, and a loan is presented on behalf of that organization, the loan MUST be approved by the Bank Board of Directors. The Board of Directors and Bank Holding Company officers must always comply with Regulation O, “Loans to Executive Officers, Directors, and Principal Shareholders of Member Banks”.

The foregoing does not apply to any fiduciary account where the Bank Holding Company finds it necessary or helpful for all individuals of the Bank Holding Company to be appointed as an officer or director of an outside organization (i.e., where the Bank Holding Company holds or controls a substantial interest in the company because of its responsibilities). Such appointments may, under certain circumstances, require the approval of the Bank Holding Company’s Board of Directors, based on the recommendation of Executive Management.

11.	MEMBERSHIP IN CIVIC, CHARITABLE OR POLITICAL ORGANIZATIONS

Civic and Charitable Organizations

The Bank Holding Company recognizes the benefits of active participation by individuals of the Bank Holding Company in non-profit organizations. Appointments as a trustee, director, or officer of non-profit religious, charitable, and health and welfare organizations are also recognized as worthwhile community involvement. On a quarterly basis the Bank Holding Company conducts a survey to ascertain all individuals of the Bank Holding Company who are actively involved in civic and charitable organizations within the community.

Political Organizations

The Federal Election Campaign Act (the “Act”) prohibits the Bank Holding Company from making any contribution or expenditure or to provide any service (except usual and customary Bank Holding Companying services) or anything of value in connection with any election to any political office, or in connection with any primary election or political convention or caucus held to select candidates for any political office. This prohibition applies to all federal, state, and local elections, political conventions, and caucuses. In addition, it is unlawful for any officer or any director of the Bank Holding Company to consent on behalf of the Bank Holding Company to any political contribution or expenditure prohibited by the Act, and it is unlawful for any candidate, political committee, or other person to knowingly accept or receive a political contribution or expenditure prohibited by the Act.

Page 14 of 27

Policy:	Code of Ethics Policy

Date:	April 30, 2024

The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country.

In addition, the U.S. government has a number of laws and regulations regarding business gratuities which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Bank Holding Company policy but may also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules.

The term “contribution or expenditure” includes any direct or indirect payment, distribution, loan, advance, deposit, or gift of money, or any services, or anything of value (except a loan of money made in accordance with the applicable Bank Holding Companying laws and regulations and in the ordinary course of business) to any candidate, campaign committee, or political party or organization in connection with any election. A loan will be deemed to be made in the ordinary course of business if it:

1.	Bears the usual and customary interest rate of the Bank Holding Company for the category of the loan involved;
2.	Is made on a basis which assures repayment;
3.	Is evidenced by a written instrument; and
4.	Is subject to a due date or amortization schedule.

The term “contribution or expenditure” does not include:
1.	Communications by a national bank to its stockholders and executive or administrative personnel;
2.	Nonpartisan registration and “get out the vote” campaigns by the Bank Holding Company aimed at its stockholders and executive or administrative personnel and their families; and
3.

The establishment, administration, and voluntary solicitation of contributions to a separate segregated fund (SSF). However, the Bank Holding Company is not permitted to make direct or indirect contributions or expenditures of Bank Holding Company funds to SSFs. Additionally, the Bank Holding Company (including officers, directors, or other representatives acting as agents for the Bank Holding Company) are prohibited from “facilitating the making of contributions.”

Federal Election Commission (FEC) regulations prohibit other forms of political contributions or expenditures by the Bank Holding Company, including, but not limited to, the purchase of tickets to political dinners or other political fundraising events, advertisements in political literature, and donations of goods or services in connection with political fundraising events and activities. However, Bank Holding Company employees, in their personal capacity, may make contributions from their own funds. Also, the Bank Holding Company is not prohibited under the Act from making a contribution to a fund whose purpose is to influence a ballot referendum, provided the referendum does not involve elections to any political office.

The Act requires that every political committee designate at least one insured depository institution as its campaign depository where all receipts are deposited and from which all significant disbursements are made. In this respect, the Bank Holding Company may serve as such a depository for political committees and may pay interest and dividends, in the regular course of business, on funds in such accounts. Fees for Bank Holding Companying services may be waived or discounted, provided that such concessions are offered to others on equal terms and are a normal business practice.

The Bank Holding Company believes that it is appropriate for every citizen to take an active interest in political and government affairs. Individuals of the Bank Holding Company are to make it clear at all times that participation in political activities is performed as a private citizen and NOT as a representative of the Bank Holding Company. In addition, individuals of the Bank Holding Company may not make any political contributions (in the form of cash, goods or services) directly or indirectly (i.e., through reimbursement) on behalf of the Bank Holding Company.

Periodically the Bank Holding Company may participate in political activities supporting state and local offices or candidates but is prohibited by the Act in making contributions for federal offices or candidates. Any activity or contribution supporting state or local offices or candidates on behalf of the Bank Holding Company requires the expressed written approval of Executive Management and/or Audit Committee.

Page 15 of 27

Policy:	Code of Ethics Policy

Date:	April 30, 2024

Individuals of the Bank Holding Company who run for political office or are considered a prominent role in a campaign or ballot measure are encouraged to consider the Bank Holding Company’s position. If the amount of time required by an individual’s political activities is significant and may have an adverse effect on overall performance of job duties or responsibilities, prior written notice to Executive Management and/or Audit Committee is required within 30 days. Such personnel involved in political activities should also seek competent legal advice concerning the laws governing campaign financing and practices.

Under no circumstances should individuals of the Bank Holding Company make any payment to any government official or other person or organization which might be construed to be improper, illegal, a bribe, a kickback, etc. If any transaction with a government official or other person or organization seems even remotely questionable, it must be referred to Executive Management.

Although it is the Bank Holding Company’s policy not to endorse individual candidates in an election, individuals of the Bank Holding Company are free to express their opinions, as long as it is clear that they are the opinions of that individual and not the Bank Holding Company. Such individuals may not write supportive letters for candidates or issues on Bank Holding Company stationery or act in any way which suggests the Bank Holding Company’s support of or opposition to a candidate or issue. When the Bank Holding Company deems it appropriate to take a public position on issues, it will designate specific individuals to speak on its behalf.

The roles of treasurer and assistant treasurer in political campaigns can present unusual problems because of the complex nature of the laws governing campaign contributions. A potential conflict of interest can also arise because of an individual’s access to inside information and customer lists. Accordingly, such personnel should normally decline to accept such positions if there is any potential for a conflict of interest (or any appearance of a conflict), and must never use customer lists or exploit business relationships with customers for the benefit of any campaign.

12.	OUTSIDE EMPLOYMENT

In general, the Bank Holding Company does not prohibit outside employment. However, full time employees are expected to devote their complete attention and energy to their career with the Bank Holding Company. Significant outside employment or employment in positions or establishments which may result in adverse public reaction must be avoided. Bank Holding Company policy requires that full time employees obtain prior written consent of their immediate supervisor and Executive Management prior to accepting any outside employment. No outside employment of any kind will be approved which might subject the Bank Holding Company to criticism or which would encroach upon working time, interfere with regular duties, or necessitate such long hours as to affect the individual’s performance.

Employees must avoid outside employment which involves or may appear to involve a conflict of interest. Examples include:
1.	Employment by a company or personally engaging in any activity that is competitive with the Bank Holding Company;
2.	Employment which involves the use of the Bank Holding Company’s equipment, supplies or facilities;
3.

Employment which involves the preparation, audit or certification of statements, tax returns, or other documents upon which the Bank Holding Company may place reliance for lending or other purposes. Employees who prepare income tax returns for individuals or entities other than themselves must obtain confirmation from their potential client that the client does not intend to use the officer’s or employee’s work product as part of any transaction with the Bank Holding Company;

4.

Employment which involves the rendering of investment, legal or other advice, or exercising judgment which is based upon information, reports or analyses that are accessible primarily from or through the individual’s employment with the Bank Holding Company;

5.	Employment which may reflect adversely on the employee or on the Bank Holding Company;
6.	Employment under circumstances which may suggest the sponsorship or support of the Bank Holding Company on behalf of the outside employer or an outside organization;
7.	Employment as an insurance or securities broker, agent or representative; or
8.	Employment as a real estate salesman, broker, agent or contractor (except with the prior written approval of the officer’s or employee’s immediate supervisor with concurrence to Executive Management).

Page 16 of 27

Policy:	Code of Ethics Policy

Date:	April 30, 2024

Community involvement by individuals of the Bank Holding Company is encouraged, and individual will be prohibited from serving as a director, trustee, officer, or representative of a non-profit organization, as a volunteer and without compensation, if there is no conflict of interest presented and such service does not interfere with the individual’s service or employment with the Bank Holding Company.

13.	ADVICE TO CUSTOMERS

Legal Advice

Individuals of the Bank Holding Company may on occasion be asked by customers to make statements which relate to the legality of particular transactions. The Bank Holding Company cannot practice law or provide legal advice. As such, personnel must exercise care in discussions with customers. Nothing must be said which might be interpreted as the giving of legal advice.

Questions related to legal advice is to be referred to the individual’s immediate supervisor or Executive Management.

Tax or Investment Advice

Individuals of the Bank Holding Company must avoid giving customers advice on tax matters, the preparation of tax returns, or in investment decisions, except as may be appropriate in the performance of a fiduciary responsibility or as otherwise required in the ordinary course of duties.

Recommending Other Firms

During the course of contact with customers and the general public, individuals of the Bank Holding Company may be asked to recommend others who provide professional services. Typically, such requests involve attorneys, accountants, securities dealers, insurance agents, brokers, and real estate agents. Customers who receive recommendations must be given several qualified sources without indicating any preference or warranty by the Bank Holding Company, excluding only referral arrangements made by the Bank Holding Company.

14.	LENDING RELATIONSHIPS AND PROHIBITED LENDING PRACTICES

Borrowing

To avoid possible conflicts of interest, loan applications submitted to individuals of the Bank Holding Company by relatives or close personal friends (or entities controlled by relatives or close personal friends) are to be submitted to other independent lending officers or employees of equal or higher position for processing and approval. With the same respect, loan applications submitted to Directors by relatives or close personal friends (or entities controlled by relatives or close personal friends) are to be submitted to the Chairman of the Board for consideration and approval. This policy also applies to the processing and approval of overdrafts, waiver of service charges, and other free services.

Lending Relationships

It is the position of the Bank Holding Company that lending services be available to serve the legitimate and deserving credit needs of all customers on an equal basis. Loan terms and conditions shall be based on the borrower’s credit worthiness and banking relationships.

Directors and executive officers are required to comply with the provisions of Regulation O, “Loans to Executive Officers, Directors, and Principal Shareholders of Member Banks”, relative to all Bank borrowing.

Page 17 of 27

Policy:	Code of Ethics Policy

Date:	April 30, 2024

Prohibited Lending Practices

Any transaction between an individual of the Bank and a customer of the Bank must be conducted on an “arm’s length basis”, meaning the individual may not receive any discount or other benefit not normally granted to others. Additionally, no officer or employee shall borrow directly from another employee.

Individuals of the Bank Holding Company may not borrow money from customers or suppliers (including personal friends) of the Bank, except from recognized lending institutions. The term “borrow” does not include a purchase from a customer or supplier resulting in an extension of credit in the normal course of business.

15.	GIFTS, GRATUITIES, AND OTHER PAYMENTS

General

It is a federal crime for individuals of the Bank Holding Company or members of their immediate family to solicit or accept for themselves or third parties (other than the Bank Holding Company) any gift, offer of travel, unusual hospitality or other thing of value from any person or entity which either appears to be, or is in connection with any business or transaction of the Bank Holding Company. This is legally defined as:

1.

Whoever, being an officer, director, employee, agent or attorney of any financial institution, Bank Holding Company holding company, or savings and loan holding company, except as provided by law, directly or indirectly, asks, demands, exacts, solicits, seeks, accepts, receives or agrees to receive anything of value, for himself or for any other person or entity, other than such financial institution, from any person or entity, for or in connection with any transaction or business of such financial institution; or

2.

Whoever, except as provided by law, directly or indirectly, gives, offers or promises anything of value to any officer, director, employee, agent, or attorney of any financial institution, Bank Holding Company holding company or savings and loan holding company, or offers or promises any such officer, director, employee, agent or attorney to give anything of value to any person or entity, other than such financial institution, for or in connection with any transaction or business of such financial institution, shall be fined not more than $5000 or three time the value of anything offered, asked, given, received, or agreed to be given or received, whichever is greater, or imprisoned no more than five years, or both; but if the value of anything offered, asked, given, received, or agreed to be given or received does not exceed $100, shall be fined not more than $1000 or imprisoned not more than one year, or both.

The above prohibits any officer, director, employee, agent, or attorney of a financial institution, or Bank Holding Company holding company except as provided by law, from corruptly soliciting or receiving anything of value for or in connection with any transaction or business of the financial institution. The thing of value may not be for the benefit of the official or of any other person or entity (other than the financial institution itself). Salaries or fees paid by the financial institution to its own officers, employees, and agents are not encompassed within the provisions of the subsection.

The foregoing is not intended to preclude the receipt of unsolicited gifts of nominal value or customary hospitality from persons or entities doing business with the Bank Holding Company, when it is clear from the circumstances that no attempt is being made to influence the individual of the Bank Holding Company. A gift of nominal value is defined as being $100.

Individuals of the Bank Holding Company offered or anticipate receiving a gift or other thing of value which is not permitted under the above guidelines must report it promptly in writing to their immediate supervisor and Executive Management.

Individuals of the Bank Holding Company or their immediate family shall not solicit for themselves or a third party (other than the Bank Holding Company) anything of value from anyone in return for any business, service, or confidential information of the Bank Holding Company. Moreover, such personnel or anyone in their immediate family may not accept anything of value (other than the individual’s salary or commissions from the Bank Holding Company) from anyone in connection with the business of the Bank Holding Company, either before or after a transaction is discussed or consummated. Criminal penalties may be imposed for violating these prohibitions.

Page 18 of 27

Policy:	Code of Ethics Policy

Date:	April 30, 2024

Possible exceptions to the general prohibition regarding the acceptance of things of value may include:

1.

Acceptance of gifts, gratuities, amenities or favors based on family relationships (such as those between the parents, children or spouse of a Bank Holding Company officer or employee) where circumstances make it clear that it is those relationships, rather than the business of the Bank Holding Company, which are the motivating factors.

2.

Acceptance of meals, refreshments, travel arrangements, accommodations, or entertainment, all of reasonable value and in the regular course of a meeting or other occasion, the purpose of which is to hold a bona fide business discussion, provided the expenses would be paid for by the Bank Holding Company as a reasonable business expense, if not paid for by another party.

3.

Acceptance of loans from other Bank Holding Companies or financial institutions on customary terms to finance proper and usual activities of Bank Holding Company officers or employees, such as home mortgage loans, except where prohibited by law.

4.	Acceptance of advertising or promotional material of nominal value, such as pens, pencils, note pads, key chains, calendars and similar items.
5.

Acceptance of discounts or rebates on merchandise or services that are offered by a third party to all individuals of the Bank Holding Company, or through a program approved by the Bank Holding Company, or to the general public.

6.

Acceptance of gifts of modest value related to commonly recognized events or occasions, such as a promotion, new job, wedding, retirement, holiday or bar mitzvah. If an individual of the Bank Holding Company, or a member of their family, receives a gift which exceeds in value that which might be considered reasonable in light of this policy, they are to report the receipt of such gifts to Executive Management and/or Audit Committee to see if the retention of such a gift is acceptable under this policy.

7.	Acceptance of civic, charitable, educational, or religious organizational awards for recognition of service and accomplishment.

Individuals of the Bank Holding Company that are uncertain as to the propriety of a gift must seek the written approval of their immediate supervisor before accepting it. The request should be in writing and should state all relevant facts. It is then the supervisor’s responsibility to forward a copy of the request along with the supervisor’s recommendation to Executive Management.

16.	SOLICITATION POLICY

General

This section is designed to protect Bank Holding Company employees against the unauthorized solicitation by other employees and non-employees with regard to such issues as the purchase of goods or services, or rendering support to political or non-political acts.

Solicitation of Employees by Other Bank Holding Company Employees

It is the policy of the Bank Holding Company that on duty employees are not allowed to solicit other Bank Holding Company employees or distribute unauthorized materials as follows:

1.

Verbal/Written Solicitation. An employee may not solicit another employee either verbally or with written material while either employee is on “working time.” The term “working time” does not include an employee’s meal times or break periods when an employee is released from the performance of their work, whether such periods are paid for or not.

Solicitation during “working time” includes such activities as requests for signatures, contributions for charities, merchandise purchases and requests for donations. An example of such material includes, but is not limited to, the sale of food, organizing football or baseball pools, selling raffle tickets for a charity, selling cosmetics, etc.

GBank Financial Holdings, Inc strives to maintain a workplace free of harassment and is sensitive to the diversity of its employees. Therefore, the Bank Holding Company prohibits the use of computers and the email system in ways that are disruptive, offensive to others, or harmful to morale. Email may not be used to solicit others for commercial ventures, religious or political causes, outside organizations, or other non-business matters during “working time” for all employees of the Bank. YOU SHOULD HAVE NO EXPECTATION OF PRIVACY IN YOUR E-MAIL CORRESPONDENCE RECEIVED OR GENERATED BY YOU THROUGH THE BANK’S E-MAIL SYSTEM. Refer to the Bank’ ELECTRONIC MAIL (EMAIL) POLICY for additional information.

Page 19 of 27

Policy:	Code of Ethics Policy

Date:	April 30, 2024

Distribution of Handouts/Literature:

•	Employees may be prohibited from distributing any materials during their working time. “Working time” includes all time during which an employee is assigned to or engaged in the performance of job-duties but does not include scheduled breaks or meal periods during which time the employee is not assigned to or expected to perform any job duties. In addition, it does not include the time before and after the employee’s shift.

•	Regardless of whether they are on working time, employees may be prohibited from distributing any materials in working areas. “Working areas” include all areas where work is actually performed and does not include areas such as break rooms and parking lots.

•	Employees may be prohibited from soliciting another employee during their working time or during the other employee’s working time.

Solicitation of Employees by Outside Sources

Non-employees are not permitted access to the interior of the Bank’s facilities except to avail themselves of customer services.

Solicitation of Bank Holding Company Sponsored Events

The Bank Holding Company may authorize a limited number of fund drives by employees on behalf of charitable organizations or for Bank Holding Company sponsored activities. Employees are encouraged to volunteer to assist in these drives, but their participation is entirely voluntary.

17.	SPEECHES AND ARTICLES FOR PUBLICATION

Individuals of the Bank Holding Company may not speak on behalf of the Bank Holding Company nor discuss the Bank Holding Company’s policies or procedures in articles, speeches or presentations without the prior consent of the individual’s immediate supervisor and/or Executive Management.

Individuals of the Bank Holding Company may not use official Bank Holding Company stationery for personal correspondence or other non-work related purposes.

Individuals of the Bank Holding Company or their immediate family may not solicit honoraria for public speaking or writing services performed on behalf of the Bank Holding Company or by reason of the fact that the individual is related to the Bank Holding Company. However, such personnel may accept reimbursement of related expenses for such services.

18.	SOCIAL MEDIA AND NETWORKING ACCESS, USE AND BEHAVIOR STANDARDS

Personnel Access and Authorized Use

Access to the Bank Holding Company’s social media and networking resources is limited to only authorized and designated individuals of the Bank Holding Company who are responsible for performing official duties on behalf of the Bank Holding Company in accordance with all information and security controls. It is the responsibility Executive Management to determine who is authorized to access and use the Bank Holding Company’s social media and networking resources for their area of responsibility, and for designating appropriate access levels by:

1.	Limiting access only to those with a clear business purpose to use the forum;

2.

Provide appropriate access levels that include identifying what sites, or type of sites, the individual is approved to use, in addition to defining the user’s capability (such as publishing, editing, commenting, or viewing only); and

3.	Providing authorized users with a copy of this.

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Policy:	Code of Ethics Policy

Date:	April 30, 2024

It is the policy of the Bank Holding Company that individuals of the Bank Holding Company are prohibited from conducting personal activities utilizing the Bank Holding Company’s or any other third party social media and networking resources by means of Bank Holding Company or personal information technology resources, communications systems, or access devices (i.e., computers, laptops, cellular telephones, personal digital assistants, etc.) during work hours in order to avoid interference with an individual’s work related responsibilities and to promote productivity.

The Bank Holding Company’s personal computers, laptops and mobile access devices used to access social media and networking sites are required to have current and continuously updated software to protect against destructive technical incidents or events, including but not limited to, cyber, virus and spyware/adware attacks. It is the responsibility of Executive Management to ensure that all such equipment maintains these appropriate safeguards, and that authorized users have the ability to access the Bank Holding Company’s social media and networking sites and networks.

As a reminder, any activity conducted by or through the Bank Holding Company’s information technology resources or communication systems, including activities and postings related to social media and networking, remains the sole property of the Bank Holding Company. As such, it is the policy of the Bank Holding Company to reserve the right to monitor, intercept, access, record, disclose, inspect, review, retrieve, print and review without prior or further notice, any such activity conducted by individuals of the Bank Holding Company. The Bank Holding Company reserves the right to do so for the performance of operation, maintenance, auditing, security or investigative functions. Data sent over or stored on the Bank Holding Company’s information technology resources or communications systems may be read by Bank Holding Company management or other designated and authorized personnel. Therefore, individuals of the Bank Holding Company should have no expectations of privacy associated with submission or exchange of such data, including, but not limited to, any e-mail, link, message, data file, document or image, video, post, telephone conversation or message, or any other kind of form of information or communication file or data transmitted to, received or printed from, or stored or recorded on the Bank Holding Company’s information technology resources or communication systems. In addition, the Bank Holding Company reserves the right to store copies of such data and communications for a period of time after they are created, and may delete such copies from time to time without further notice.

User Behavior

The same standards, principles, guidelines, policies, procedures, and processes that apply to individuals of the Bank Holding Company in the performance of their assigned duties apply to the use of the Bank Holding Company’s social media and networking resources. As such, it is the policy of the Bank Holding Company that authorized personnel are to:

1.

Utilize the Bank Holding Company’s social media and networking resources only within the defined scope of their specific branch or department responsibilities, including compliance with all applicable laws, rules, regulations, Bank Holding Company policies, procedures, processes, and use agreements;

2.	Properly identify yourself as an authorized Bank Holding Company representative (at minimum, your name and position) when working in an official capacity on a social media and networking site or blog;
3.

Strictly focus on subjects that add value that is specifically related to the Bank Holding Company with respect to Bank Holding Company sponsored blogs. As an example, such subject matter may include, but is not limited to, discussions that:

A.	Generate additional interest in the Bank Holding Company, its people, and the products and services it offers;
B.	Educate customers, clients or others;
C.	Assist coworkers in solving problems or issues and enhance productivity;
D.	Contribute, directly or indirectly, to the improvement of the Bank Holding Company’s products and services, policies, procedures and processes; or E. Promote the Bank Holding Company.
Off topic comments (comments that are not related to the subject of the conversation) are to be strictly avoided.
4.

Indicate that comments or viewpoints are personal, be written in the first person, and may not reflect the Bank Holding Company’s views or opinions during personal social networking discussions. In addition, the comments or viewpoints are to be as accurate, professional, humble, and honest as possible at all times, be in a sentence case format (not all capital letters), and be reviewed through the use of spelling and grammar check proofing tools. Authorized personnel are personally responsible for the contents of such comments or viewpoints, and good judgment is to be used regarding the content of any posting. In the event a mistake is made, be the first to admit it, respond to it, and correct it as soon as possible. This can be accomplished by the modification of an earlier post rather than deleting it, but it should be made clear that the user has modified the original post to correct the error.

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Policy:	Code of Ethics Policy

Date:	April 30, 2024

5.

Carefully read, comprehend, and evaluate information posted by others for accuracy and truthfulness before responding. Always treat others with respect. Refrain from commenting on misrepresentations, accusations, personal, professional or credibility attacks, or other posts that are intended to incite conflict or online fights, are hostile or controversial, contain potentially inflammatory subjects, or exhibit inappropriate behavior. In the event that a response to a negative post or comment is required, prior approval from Executive Management must be obtained before a response is made;

6.	Obtain prior approval of professional recommendations (such as individuals, products and services, etc.) in writing from Executive Management;

7.

Use a Bank Holding Company e-mail address when communicating on a social media and networking site or blog when working in an official capacity for the Bank Holding Company (which implies to others that the user is acting on the Bank Holding Company’s behalf), and a personal e-mail address when communicating on a personal level (outside of Bank Holding Company business);

8.

Accurately list reference sources of information owned by others when applicable to protect the user and the Bank Holding Company against liability for brand, trademark, and copyright infringement, and any applicable laws, rules or regulations;

9.	Strictly follow and adhere to the terms and conditions of use established for each venue used for social media and networking activities;
10.

Carefully pay attention to security warnings that may pop up on a computer before clicking on unfamiliar links to avoid the risk of infection of virus, spyware, malware, or other forms of harmful unauthorized programs;

11.	Complete social media and networking security training provided by the Bank Holding Company; and
12.	Obtain permission from Executive Management in the event that social media and networking work will be performed beyond normal working hours prior to commencement of such duties.

Individuals of the Bank Holding Company are prohibited from using the Bank Holding Company’s social media and networking resources in a way that:
1.	Establishes a Bank Holding Company participated or hosted social media or networking site or blog without prior written approval from the Board of Directors and Executive Management;
2.

Defames or disparages the Bank Holding Company or its affiliates, directors, shareholders, officers, employees, customers, clients, business partners, suppliers, vendors, stakeholders, or any others in any manner, including any comments, material, images, graphics or video that might be considered obscene, offensive, profane, libelous, threatening, harassing, abusive, hateful, or embarrassing to another person or entity such as ethnic slurs, sexist comments, discriminatory comments, insults, etc.;

3.	Interferes with their work commitments and/or job responsibilities;
4.	Provides links to the Bank Holding Company’s e-mail or website address(es) on a personal website, social media and networking site, or blog;
5.	Announces any unauthorized press releases or news about the Bank Holding Company, including acting as an unauthorized spokesperson if contacted by the media, press, or others;
6.	Promotes the unauthorized use of the Bank Holding Company’s logos, brand names, trademarks, taglines or other trademarks;
7.

Provides unauthorized positive or negative references for the Bank Holding Company or its affiliates, directors, shareholders, officers, employees, customers, business partners, suppliers, vendors, or other stakeholders in any manner which might create legal liability for the user and/or the Bank Holding Company;

8.	When acting in an official capacity for the Bank Holding Company, working anonymously by using pseudonyms or false screen names;
9.	Misleads or falsifies online credentials or professional attributes of the user, including the use of the terms of “specialist”, “expert”, or “authority”, etc.;
10.

Discloses any unauthorized confidential, proprietary or intellectual information regarding the Bank Holding Company or its affiliates, directors, shareholders, officers, employees, customers, clients, business partners, suppliers, vendors, stakeholders, or any others;

11.	Harasses the Bank Holding Company’s directors, officers, employees, or others in any manner;

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Policy:	Code of Ethics Policy

Date:	April 30, 2024

12.	Circulates inappropriate or unprofessional material, such as links, photos or images, e-mails, chain letters, videos, etc.;
13.	Promotes or advertises commercial, personal, political or religious solicitation, or the promotion or advertisement of outside organizations unrelated to Bank Holding Company business;
14.	Lists or describes any past, present or future Bank Holding Company job postings or employment opportunities;
15.	Requires a fee for participation or to be paid by a third party for participating;
16.	Openly “friend” an unknown individual or an individual with whom no correspondent relationship has been established; or
17.	Communicates Bank Holding Company related policies, procedures and processes.

As a reminder, any individual of the Bank Holding Company found to be in violation of this policy will be subject to disciplinary action and/or termination, removal from or omission of re-nomination to the Board of Directors and possible financial restitution. In addition, it is the responsibility of any individual who knows or suspects a violation of this policy to immediately report the matter to their direct supervisor or by other methods in accordance with the Bank Holding Company’s Whistleblower Policy topic of this policy.

Personal Social Media or Networking Site or Blog Participation

It is the policy of the Bank Holding Company to respect the right of the individuals of the Bank Holding Company to participate in social media and networking resources on their own personal time, and the Bank Holding Company does not discourage or discriminate against such activity of self-expression, public conversation, and for other lawful purposes. An individual of the Bank Holding Company that participates in a social media and networking site, publishes a blog, posts a comment, or shares an image in a personal capacity outside of official Bank Holding Company business is generally protected by the rights of privacy and free speech when conducting such activity and/or using a personal e-mail address. However, any personal comments, viewpoints or opinions published within such public forums must never be attributed to, connected with, or have the appearance of being endorsed by, or originated from, the Bank Holding Company. In the event an individual of the Bank Holding Company chooses to list their affiliation with the Bank Holding Company, the individual must make it clear that the views are personal, and may not reflect the Bank Holding Company’s views and opinions. At a minimum, one of the following legal disclaimer statements should be used:

“The postings on this social media and networking site are my own personal views and opinions, and do not reflect the views and opinions of GBank Financial Holdings Inc.”

“LEGAL DISCLAIMER STATEMENT: This is a personal social media and networking site, which was created, implemented and maintained on my own personal time and solely reflects my personal views and opinions. Any statements listed on this site do not represent the views, opinions, or policies of my past, current, or future employer, or any other organization or entity of which I may be affiliated with. All content on this personal social media and networking site is copyrighted.”

The use of either legal disclaimer does not by itself exempt individuals of the Bank Holding Company from adhering to this policy. An individual of the Bank Holding Company is responsible for carefully considering whether their personal thoughts may be misunderstood as expressing those of the Bank Holding Company, and assume at all times that their view or opinion will openly be read by the public.

Monitoring

It is the policy of the Bank Holding Company that all approved social media and networking resources belonging to the bank are monitored regularly and prompt corrective action be taken when an issue arises that place, or has potential to place, the Bank Holding Company at risk. As such, it is the responsibility of designated management personnel who are acting as a social media and networking site administrator to:

1.	Conduct a daily review of site activity and content for exploitation or misuse;
2.

Establish and maintain a documented process, including any technical capability outside of the Bank Holding Company’s network, to verify that postings meet the rules established under this policy in the event the site allows the public to post comments, links or other material directly. Posts deemed technically harmful or inappropriate are to be fully documented and then removed;

3.	Monitoring employee use of social media and social networking websites belonging to the bank;
4.	Promptly track, respond and monitor any complaints received via social media and networking; and
5.

Immediately report perceived or known compromises to the Bank Holding Company’s information system resources to Executive Management, which may include activation of the Bank Holding Company’s Incident Response and Preparedness Plan.

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Policy:	Code of Ethics Policy

Date:	April 30, 2024

In the event authorized personnel are unsure how to respond to, or are concerned about the appropriateness of any statement or posting, the matter is to be referred to their immediate supervisor or Executive Management for assistance before any reply or action is taken.

19.	WHISTLEBLOWER POLICY

Policy Statement

It is the policy of the Bank Holding Company to establish a “Whistleblower Policy” to protect such conduct by individuals of the Bank Holding Company and to provide such remedies for alleged improper actions against the Bank Holding Company.

It is the policy of the Bank Holding Company:

1.	To encourage the reporting by its personnel of improper action taken by Bank Holding Company officers or employees;
2.	To protect individuals of the Bank Holding Company who have reported improper actions in accordance with this policy; and
3.	To provide a voluntary, secure and confidential method of reporting improper actions against the Bank Holding Company to an independent third party.

The Bank Holding Company encourages the reporting of improper action taken by any individual of the Bank Holding Company, and the reporting of retaliatory actions for such reporting. The Bank Holding Company encourages initial reporting to an employee’s immediate supervisor, Executive Management, the Board of Directors, and/or an independent third party to allow for expeditious resolution of all such matters and to minimize any adverse impacts of the improper action. This policy states the Bank Holding Company’s procedures for reporting improper action and for protecting employees against retaliatory actions.

Authority and Responsibility

The Board of Directors has designated Executive Management of the Bank Holding Company to implement and oversee this policy for:

1.	Reporting improper actions; and
2.	Protecting personnel against retaliatory actions.

This policy is to be permanently posted where all individuals of the Bank Holding Company have reasonable access and is to be made available to any director, officer or employee upon request. Executive Management is responsible for providing training and education to all Bank officers and employees. Each supervisor is responsible for ensuring this policy is fully implemented within their area of responsibility. Violations of this policy may result in appropriate disciplinary action, including, but not limited to, termination.

This policy is reviewed and approved by the Bank Holding Company's Board of Directors on an annual basis.

Definitions

1.	Abuse of Authority. Intentional misuse of power or position by an individual of the Bank Holding Company for an improper purpose.
2.	Emergency. A circumstance that if not immediately changed may cause harm or injury to persons or property.
3.	Good Faith. After a reasonable investigation of facts available to the individual of the Bank Holding Company, and after due consideration, an honestly held belief that there was improper conduct.
4.	Gross Waste. A significant or recurring intentional misuse of funds, this does not include unintentional errors.

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Policy:	Code of Ethics Policy

Date:	April 30, 2024

5.	Improper Action. Any action undertaken in the performance of an officer’s or employee’s official duties, whether or not the action is within the scope of an employee’s employment that:
A.	Is in violation of any federal, state or local law or rule;
B.	Is an abuse of authority with substantial adverse impact to the Bank Holding Company, customer, or public interest;
C.	Is a substantial and specific danger to the public health or safety; or
D.	Is a gross waste of Bank Holding Company funds or property;

Improper action does not include actions including, but not limited to, employee grievances, complaints, appointments, promotions, transfers, assignments, reassignments, reinstatements, restorations, reemployments, performance evaluations, reductions in pay, dismissals, suspensions, demotions, violations of applicable collective bargaining and civil service laws, alleged labor agreement violations, reprimands, or any other action taken under authority of state law. Employees are to direct any issue in this respect directly to Executive Management.

6.

Retaliatory Action. Any adverse change in a Bank Holding Company employee’s employment status or in the terms and conditions of an employee’s employment based on the reporting by an employee of improper actions, including , but not limited to:

A.	The denial of adequate personnel to perform duties;
B.	Frequent replacement of members of the staff;
C.	Frequent and undesirable changes in the location of an office;
D.	The refusal to assign meaningful work;
E.	The issuance of letters of reprimand or evaluations of poor performance;
F.	A demotion;
G.	A reduction in pay;
H.	The denial of a promotion;
I.	A suspension;
J.	A dismissal;
K.	A transfer;
L.	Frequent changes in working hours or workdays; or
M.	If the employee is licensed or certified by an occupational licensing board, the filing with that board, by or on behalf of the employer, of a complaint concerning the employee.

7.	Rule. Any order, directive, regulation, or law, the violation of which subjects a person to a penalty or administrative sanction.

Improper Action Reporting Procedures

If warranted, appropriate agencies responsible for the enforcement of federal, state and local law are to be contacted to investigate improper action. Employees having questions about these agencies or other procedures for reporting improper action are encouraged to contact their immediate supervisor, follow the chain of command of Bank Holding Company Management, or contact the Chairman of the Audit Committee, if required.

Bank Holding Company employees who obtain knowledge of facts demonstrating improper actions should raise the issue first with their immediate supervisor, or the chain of command of Bank Holding Company Management, or the Chairman of the Audit Committee. If requested by a supervisor or other member of Bank Holding Company management, an employee reporting an improper action is to submit a written report to the appropriate level of authority and Executive Management stating in detail the basis for their belief that an improper action has occurred. In the case of an emergency or to maintain a high level of secure confidentiality, an employee may report the improper action directly to a person or entity who is not the person’s supervisor, Bank Holding Company Management, or Chairman of the Audit Committee. In all other cases, an employee must first follow the reporting procedure outlined above.

Bank Holding Company employees who fail to make a good faith attempt to follow this policy in reporting improper action shall not receive the protections provided under this policy. Employees who make false reports may be subject to the disciplinary actions including, but not limited to, termination.

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Policy:	Code of Ethics Policy

Date:	April 30, 2024

A supervisor or other member of Bank Holding Company management is to take prompt action to properly investigate the report of improper action. Bank Holding Company officers and employees involved in the investigation are to keep the identity of a reporting employee confidential to the extent possible, unless the employee authorizes the disclosure of their identity in writing. An employee reporting the improper action is to be advised of the summary of the results of the investigation with the exception of any personnel actions taken as a result of the investigation which must be kept confidential.

Retaliatory Action Procedures

Individual of the Bank Holding Company are prohibited from taking retaliatory action against a director, officer or employee because they have in good faith reported an improper action in accordance with this policy. Specifically, an individual of the Bank Holding Company shall not directly or indirectly use or attempt to use their official authority to harass, threaten, coerce, command, influence, intimidate, or threaten another director, officer or employee in an effort to interfere or prevent the disclosure of information concerning improper action.

For purposes of this section of the policy, use of "official authority or influence" includes taking, directing others to take, recommending, processing or approving any personnel action, such as an appointment, promotion, transfer, assignment, reassignment, reinstatement, restoration, reemployment, evaluation or other disciplinary action.

Nothing in this policy prohibits an individual of the Bank Holding Company from initiating proper disciplinary procedures against another director, officer or employee, as applicable, who discloses untruthful information concerning improper action.

An individual of the Bank Holding Company who believes they have been retaliated against for reporting an improper action should advise their immediate supervisor, other member of Bank Holding Company management (using the chain of command), and Executive Management. Bank Holding Company management, in conjunction with the Executive Management, is required to take appropriate action to investigate and address complaints of retaliation. It is against Bank Holding Company policy if a supervisor or other member of Bank Holding Company management does not satisfactorily resolve a retaliation complaint. The individual may obtain protection under this policy by providing a written notice to the Board of Directors specifying the alleged retaliatory action, and the relief requested.

An individual of the Bank Holding Company may request a hearing before Executive Management to establish that a retaliatory action occurred and to obtain appropriate relief provided by this policy after receiving a response to the written notice submitted to Executive Management. Executive Management shall conduct a hearing with the individual within 3 days. The individual complaining of retaliation must prove their claim by a preponderance of the evidence in the hearing. Executive Management is to issue a final decision after the hearing. Executive Management has the authority to grant an individual’s reinstatement to their job position, with or without back pay, if administrative leave was granted. Executive Management may issue such injunctive relief as may be found necessary to return an individual to the position held before the retaliatory action and to prevent any recurrence. Executive Management will consider any recommendation from a corporate official that the retaliator be suspended with or without pay, or terminated.

20.	AUDIT POLICY

The Bank Holding Company has designated Executive Management to conduct an independent and periodic review of selfserving practices and conflicts of interest to ensure that an adequate system of internal controls in addition to compliance with this and other policies and procedures are maintained. With the same respect, the Bank Holding Company has engaged the services of an independent consultant to provide a comprehensive and independent audit review on an annual basis. Results of the audit are reported to the Board of Directors Audit Committee and Executive Management. It is the responsibility of the Executive Management to take appropriate action to correct any exceptions found as a result of the audit.

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Policy:	Code of Ethics Policy

Date:	April 30, 2024

21.	STAFF TRAINING

General

The Bank Holding Company is required to ensure that all individuals of the Bank Holding Company receive training on the directives of this policy on a scheduled basis. Training is to include regulatory requirements and the Bank Holding Company’s internal policies, procedures and processes. At a minimum, the Bank Holding Company’s training program must provide training tailored to the person’s specific responsibilities. In addition, this policy is updated annually and provided to all Bank Holding Company employees. Documentation of staff trained, and the dates of training are to be maintained by the Bank as a matter of record.

Board of Directors

It is the responsibility of the Officer to keep the Board of Directors and Executive Management informed of changes and new developments with respect to this policy, including its related laws and regulations. While the Board of Directors may not require the same degree of training as certain individuals of the Bank Holding Company, they are required to understand the importance of its directives and regulatory requirements, the ramifications of noncompliance, and the risks posed to the Bank Holding Company.

Bank Holding Company Procedures

It is the responsibility of Executive Management to ensure that all Bank Holding Company staff receive appropriate training regarding compliance and the directives of this policy on an annual basis.

All officers of the Bank Holding Company are responsible for the complete comprehension of this policy and verifying their employees understand their responsibilities. Designated members of Bank Holding Company management are to periodically attend educational programs related to code of ethics related subject matter.

If at any time an employee has difficulty with a customer or is uncertain about the proper method of handling a situation or transaction, they should refer the issue to their immediate supervisor or contact Executive Management for further clarification.

22.	RETENTION OF DOCUMENTATION

In general, it is the policy of the Bank Holding Company to require the honest and accurate recording and reporting of information in order to make responsible business decisions. As such, the Bank Holding Company requires that all individuals of the Bank Holding Company comply with all applicable industry regulations and state and federal laws relating to document retention and destruction. In addition, if a legal proceeding has begun (or when one is threatened or reasonably likely), federal and state obstruction of justice statutes require the Bank Holding Company to preserve documents relevant to the issues in that proceeding even before specific documents are requested. Any individual of the Bank Holding Company who fails to comply with this policy, in addition to related industry regulations and state and federal laws, is subject to termination or removal and may also face criminal or civil prosecution, with possible fines and prison terms.

Many individuals of the Bank Holding Company regularly use business expense accounts, which must be documented and recorded accurately.

All of the Bank Holding Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Bank Holding Company’s transactions and must conform both to applicable legal requirements and to the Bank Holding Company’s system of internal controls. All individuals of the Bank Holding Company are responsible to report to the Bank Holding Company any questionable accounting or auditing matters that may come to their attention. Business records and communications often become public, and individuals of the Bank Holding Company are to avoid exaggeration, derogatory remarks, guesswork or inappropriate characterizations of people and companies that can be misunderstood. This policy applies to electronic communications, internal memorandums, formal reports, and other similar types of correspondences. Records must be retained or destroyed according to the Bank Holding Company’s various record retention policies

All documentation with relation to the Bank Holding Company’s Code of Ethics program or this policy will be retained by Executive Management for 5 years.

* * * * * * * * * * * * * * * * * * * * * * * * * * * * *

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